Fonar Corporation
110 Marcus Dr.
Melville, NY 11747

October 30, 1997

Securities & Exchange Commission
Judiciary Plaza
450 Fifth Street N.W.
Washington, D.C. 20549

Re:  Fonar Corporation
     Withdrawal of Registration Statement
     Form RW

To Whom It May Concern:

              Please be advised that Fonar Corporation is hereby withdrawing the following Registration Statement:

              Fonar Corporation
              Form S-3 Registration Statement
              File No. 333-31185
              Accession Number 0000355019-97-000033

              In view of recent favorable developments in the Company's business and products, the Company is reconsidering its approach to its financings.

              Please advise if there are any questions.

                               Very truly yours,


                               /s/ Raymond V. Damadian
                               Raymond V. Damadian
                               President and Chairman of the Board


                               /s/ Henry T. Meyer
                               Henry T. Meyer
                               General Counsel